Exhibit 10.1

ACKNOWLEDGMENT OF INDEBTEDNESS, FORBEARANCE AND REPAYMENT AGREEMENT

This ACKNOWLEDGMENT OF INDEBTEDNESS, FORBEARANCE AND REPAYMENT AGREEMENT (this “Agreement”) is made as of May 1, 2026 (the “Effective Date”), by and among Marco Capital, Inc., a Delaware corporation (“MCI”), Wellgistics, LLC, a Florida limited liability company (“Borrower”), Wellgistics Health, Inc., a Delaware corporation (“Parent Guarantor”), and Prashant Patel and Eric Sherb (each, a “Management Guarantor” and collectively, the “Management Guarantors”). Borrower, Parent Guarantor and Management Guarantors are sometimes referred to herein collectively as the “Obligors”, and MCI, Borrower, Parent Guarantor and Management Guarantors are sometimes referred to herein collectively as the “Parties”.

RECITALS

WHEREAS, MCI and Borrower are parties to that certain Loan and Security Agreement dated as of November 22, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”);

WHEREAS, Parent Guarantor executed and delivered to MCI that certain Guaranty Agreement (the “Parent Guaranty”), pursuant to which Parent Guarantor absolutely and unconditionally guaranteed the payment and performance of all Obligations;

WHEREAS, as of May 5, 2026, the aggregate outstanding amount of all Obligations owed by Borrower to MCI equals USD 1,766,131.54 (the “Outstanding Amount”);

WHEREAS, certain circumstances exist under the Loan Agreement and the other Loan Documents that entitle MCI to exercise rights and remedies thereunder and under applicable law, including acceleration of the Obligations and enforcement against the Collateral;

WHEREAS, Borrower has requested that MCI temporarily forbear from exercising such rights and remedies, and MCI is willing to do so solely on the terms and conditions set forth herein;

Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement, and all references in this Agreement to the Loan Agreement and the other Loan Documents shall mean the same as amended, restated, supplemented or otherwise modified from time to time, except as expressly provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	ACKNOWLEDGMENT OF OBLIGATIONS

1.1.	Borrower hereby irrevocably and unconditionally acknowledges, confirms and agrees that (i) the Outstanding Amount is due and owing to MCI without dispute, deduction or offset of any kind, (ii) such amount constitutes valid, binding and enforceable Obligations under the Loan Agreement and the other Loan Documents, (iii) all Obligations are absolute and presently due (whether or not accelerated), and (iv) Borrower has no defenses, counterclaims, rights of setoff or other claims of any nature whatsoever against MCI with respect to the Obligations or otherwise. Borrower further ratifies and reaffirms all of its obligations, liabilities and duties under the Loan Agreement and the other Loan Documents, each of which shall remain in full force and effect.

2.	CONDITIONAL FORBEARANCE

2.1.	Subject strictly to the terms and conditions of this Agreement, MCI hereby agrees, for a limited period, to forbear from exercising its rights and remedies arising in connection with the Obligations and the Loan Agreement. Such forbearance is expressly conditioned upon the full and timely performance by Borrower and the other Obligors of each and every covenant, agreement and obligation set forth in this Agreement.

2.2.	The parties expressly agree that this Agreement constitutes a limited forbearance agreement only, and nothing contained herein shall be deemed or construed as (i) a waiver of any Event of Default, (ii) a waiver of any rights or remedies of MCI, (iii) a reinstatement of the credit facility, or (iv) a modification of the Loan Agreement or any other Loan Document, except as expressly set forth herein. Upon the occurrence of any default under this Agreement, MCI’s agreement to forbear shall automatically and immediately terminate without notice.

2.3	The period during which MCI agrees to forbear pursuant to this Agreement (the “Forbearance Period”) shall commence on the Effective Date and shall continue until June 15th, 2026, unless earlier terminated in accordance with the terms of this Agreement.

3.	REPAYMENT OF OBLIGATIONS

3.1.	In consideration of MCI’s agreement to forbear, Borrower hereby agrees to repay the Outstanding Amount in accordance with the following terms.

3.2.	Borrower shall make payments to MCI in the amount of Fifty Thousand Dollars (USD 50,000), with the first such payment due and payable on May 5, 2026, and subsequent payments due every fourteen (14) days thereafter. All payments shall be made in immediately available funds, without deduction, setoff or counterclaim, to such account as MCI may designate from time to time.

3.3.	Borrower acknowledges and agrees that all collections and proceeds of Collateral received in any deposit account subject to MCI’s control shall be automatically applied by MCI to the Obligations, in such order and manner as MCI may determine in its sole discretion, and shall reduce the Outstanding Amount.

3.4.	Notwithstanding the foregoing, the entire unpaid balance of the Obligations, after giving effect to all payments made pursuant to Section 3.2 and all applications of collections pursuant to Section 3.3, shall become due and payable in full upon the earlier to occur of (i) June 15, 2026, or (ii) the date that is five (5) Business Days following the receipt by Borrower or any of its affiliates of net proceeds actually received by Borrower from any equity financing, debt financing, capital raise or similar transaction, regardless of the form or structure of such transaction; provided, however, that Borrower shall only be required to apply to the Obligations an amount equal to (A) ten percent (10%) of the portion of such net proceeds up to $2,500,000, (B) twenty percent (20%) of the portion of such net proceeds in excess of $2,500,000 and up to $5,000,000, and (C) thirty percent (30%) of the portion of such net proceeds in excess of $5,000,000. Borrower shall provide prompt written notice to MCI upon receipt of any such proceeds.

4.	INTEREST

4.1.	Commencing on May 5, 2026, the outstanding Obligations shall accrue interest at an annual rate equal to Term SOFR (as defined in the Loan Agreement) plus 11.5%, calculated and prorated daily on the Daily Balance. Such interest shall be payable on demand or, if not sooner paid, upon repayment in full of the Obligations.

5.	COLLATERAL AND CASH MANAGEMENT

5.1.	Borrower acknowledges and agrees that MCI holds a valid, perfected and first-priority security interest in and to all Collateral, and that such security interest remains in full force and effect. Borrower further acknowledges that all proceeds of Collateral are subject to MCI’s control pursuant to one or more control agreements, including any Deposit Account Control Agreement.

5.2.	Borrower covenants and agrees that all collections and proceeds of Collateral shall continue to be deposited directly into accounts subject to MCI’s control, and that Borrower shall not open, maintain or use any deposit account, nor direct any Account Debtor to remit payment to any account, except as expressly permitted by MCI in writing. Borrower shall not take any action that would impair MCI’s control over such accounts or the proceeds therein.

6.	CURRENT REPRESENTATIONS AND WARRANTIES

6.1.	Each Obligor hereby represents and warrants to MCI, as of the Effective Date that: (i) such Obligor is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation, as applicable, and has all requisite power and authority to execute, deliver and perform this Agreement; (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of such Obligor, and this Agreement constitutes the legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, subject only to applicable bankruptcy, insolvency, reorganization and other similar laws affecting creditors’ rights generally and to general principles of equity; (iii) no Insolvency Proceeding has been commenced by or, to such Obligor’s knowledge, against such Obligor, and such Obligor has not taken any corporate, limited liability company or other organizational action in contemplation of any Insolvency Proceeding; (iv) except as previously disclosed to MCI in writing, no action, suit, arbitration, investigation or other proceeding is pending or, to such Obligor’s knowledge, threatened against such Obligor or any of its assets that could reasonably be expected to result in a Material Adverse Change; (v) all financial, operational and other information delivered by or on behalf of any Obligor to MCI in connection with the Loan Agreement, this Agreement, the Obligations, the Collateral or any request for forbearance or accommodation from MCI is true, correct and complete in all material respects and does not omit to state any material fact necessary to make such information, in light of the circumstances in which it was furnished, not materially misleading; and (vi) except as expressly disclosed in this Agreement or in writing to MCI prior to the Effective Date, there exists no fact, event, condition or circumstance affecting any Obligor, the Obligations, the Collateral or the enforceability of any Loan Document that has not been disclosed to MCI and that could reasonably be expected to result in a Material Adverse Change.

6.2.	Each Obligor acknowledges and agrees that MCI is entering into this Agreement, and is agreeing to the limited forbearance provided herein, in express reliance upon the representations and warranties set forth in this Section. The representations and warranties contained in this Section shall survive the execution and delivery of this Agreement and any investigation by MCI or any of its representatives.

7.	AFFIRMATIVE AND NEGATIVE COVENANTS

7.1.	Until the Obligations have been indefeasibly paid in full, Borrower agrees that it shall not create, incur, assume or permit to exist any lien on any Collateral without MCI’s prior written consent, and shall not permit any financing statement or other filing to be made against the Collateral other than in favor of MCI or as otherwise expressly permitted under the Loan Agreement.

7.2.	Borrower further agrees that it shall not effect any change in its management, ownership or control without prior written notice to MCI, and shall promptly provide such financial statements, reports and other information as MCI may reasonably request. Borrower shall comply in all respects with the Loan Agreement and all related control account arrangements.

8.	REAFFIRMATION OF GUARANTIES

8.1.	Parent Guarantor hereby absolutely and unconditionally reaffirms, ratifies and confirms all of its obligations under the Parent Guaranty and agrees that such Parent Guaranty remains in full force and effect and is not impaired, reduced or discharged in any respect by this Agreement or any of the transactions contemplated hereby. Without limiting the foregoing, Parent Guarantor acknowledges and agrees that the Parent Guaranty secures and applies to all Obligations, including, without limitation, the Obligations as acknowledged, reaffirmed or otherwise referenced in this Agreement. Parent Guarantor further consents to this Agreement and agrees that its obligations under the Parent Guaranty are continuing, absolute and unconditional, and shall not be affected, impaired or released by any forbearance, accommodation, amendment, waiver or other action or inaction by MCI in connection with the Obligations, this Agreement or any of the other Loan Documents, and Parent Guarantor hereby waives any defense based on any such forbearance, accommodation, amendment or other action or inaction.

9.	WAIVER OF DEFENSES BY PARENT GUARANTOR AND MANAGEMENT GUARANTORS

9.1.	Parent Guarantor and each Management Guarantor hereby absolutely, unconditionally and irrevocably waive any and all defenses, claims, counterclaims, offsets and rights of discharge of any nature whatsoever that Parent Guarantor or such Management Guarantor may now or hereafter have in connection with the enforcement of its obligations under this Agreement, the Parent Guaranty or any of the other Loan Documents, including, without limitation, any defense arising by reason of: (i) any modification, amendment, supplement, extension, renewal, compromise, settlement, restructuring or restatement of the Loan Agreement, this Agreement, the Parent Guaranty or any other Loan Document; (ii) any failure by MCI to give notice of any default or Event of Default, presentment, demand, protest or notice of protest, notice of dishonor, notice of acceptance, notice of intent to accelerate, notice of acceleration, or any other notice or formal demand of any kind; (iii) any failure by MCI to proceed first against Borrower, any other Obligor, any guarantor or any Collateral before proceeding against Parent Guarantor or either Management Guarantor; (iv) any impairment, loss, release, substitution, exchange, surrender, compromise or failure to perfect or continue the perfection of any Collateral or any guaranty or other credit support; (v) any application, misapplication or reapplication of payments, proceeds or recoveries by MCI in any manner; (vi) any invalidity, irregularity or unenforceability, in whole or in part, of any Loan Document; or (vii) any other circumstance that might otherwise constitute a legal or equitable defense available to a guarantor, surety or accommodation party.

9.2.	Parent Guarantor and each Management Guarantor further acknowledge and agree that their respective obligations under this Agreement are independent, continuing, absolute and unconditional, and shall not be affected, impaired or released by any act or omission of MCI, whether or not such act or omission might otherwise operate as a legal or equitable discharge of a guarantor or surety. Parent Guarantor and each Management Guarantor expressly agree that MCI may enforce its rights against any one or more of them without first seeking to enforce any rights against Borrower, any other Obligor or any Collateral, and without first exhausting any other remedy available to MCI.

10.	MANAGEMENT REPRESENTATIONS AND LIMITED GUARANTY

10.1.	Each Management Guarantor hereby represents and warrants, to such Management Guarantor’s actual knowledge, as of the Effective Date and after reasonable inquiry, that:

a)	no information delivered by or on behalf of Borrower to MCI prior to or as of the Effective Date in connection with the Loan Agreement, this Agreement or the Obligations contains any material misstatement of fact or omits to state any material fact necessary to make such information not materially misleading; and

b)	such Management Guarantor has no knowledge of any fraud, misrepresentation or material omission in connection with the Loan Documents or the Obligations.

10.2.	Each Management Guarantor acknowledges and agrees that MCI is entering into this Agreement in express reliance on the foregoing representations.

10.3.	Each Management Guarantor further agrees that, in the event of any breach of the foregoing representations, such Management Guarantor shall be liable to MCI for all losses, damages, costs and expenses (including attorneys’ fees) incurred by MCI as a result thereof. The obligations of each Management Guarantor under this Section are independent and may be enforced directly by MCI.

10.4	Notwithstanding anything to the contrary contained in this Agreement, the Loan Agreement, the Parent Guaranty or any other Loan Document, no Management Guarantor shall have any personal liability for the payment or performance of the Obligations, and MCI hereby agrees that it shall not seek to enforce the Obligations against any Management Guarantor in such Person’s individual capacity; provided, however, that nothing herein shall limit or restrict the liability of any Management Guarantor arising under this Section 10 with respect to breaches of the representations and warranties expressly set forth herein.

11.	EVENTS OF DEFAULT; REMEDIES

11.1.	The occurrence of (i) any failure by Borrower or any other Obligor to comply with any provision of this Agreement, or (ii) any Event of Default under the Loan Agreement or any other Loan Document, shall constitute an immediate Event of Default hereunder. Upon the occurrence of any such Event of Default, all Obligations shall, at MCI’s option, become immediately due and payable, and MCI may exercise any and all rights and remedies available under the Loan Agreement, the other Loan Documents and applicable law, without further notice or demand.

11.2.	Notwithstanding the foregoing, with respect to a monetary default arising solely from Borrower’s failure to make a scheduled payment pursuant to Section 3.2, MCI shall provide Borrower with two (2) Business Days’ written notice of such failure prior to exercising remedies solely on account of such monetary default. Notice delivered by email to Borrower shall constitute valid and sufficient written notice for purposes of this Section. For the avoidance of doubt, this limited cure period shall not apply to any other Event of Default under this Agreement or the Loan Agreement.

12.	INDEMNIFICATION AND EXPENSES

12.1.	Borrower hereby agrees to pay, reimburse, indemnify, defend and hold harmless MCI and its affiliates, and each of their respective officers, directors, managers, employees, attorneys, advisors, agents, representatives, successors and assigns (collectively, the “Indemnified Parties”), from and against any and all losses, claims, damages, liabilities, penalties, judgments, costs and expenses, including, without limitation, reasonable and documented attorneys’ fees and disbursements, incurred by any Indemnified Party in connection with or arising out of: (i) the negotiation, preparation, execution, delivery, administration, enforcement or performance of this Agreement; (ii) any workout, restructuring, collection effort, enforcement action, litigation, dispute, motion, appeal, bankruptcy matter or other proceeding arising out of or relating to the Obligations, the Collateral, this Agreement, the Loan Agreement or any of the other Loan Documents; or (iii) any failure by Borrower or any other Obligor to comply with any provision of this Agreement or any of the other Loan Documents.

12.2.	All amounts payable under this Section shall be payable by Borrower to MCI on demand, shall constitute Obligations for all purposes under the Loan Agreement and this Agreement, shall be secured by the Collateral to the fullest extent provided in the Loan Documents, and shall accrue interest in accordance with the terms of the Loan Agreement from the date incurred or paid by MCI until reimbursed in full by Borrower. The obligations of Borrower under this Section shall survive the termination of this Agreement and the repayment of the Obligations.

12.3.	Upon the indefeasible payment in full of all Obligations, MCI shall promptly (and in any event within five (5) Business Days) execute and deliver such documents and take such actions as are reasonably necessary to release its liens and security interests in the Collateral and terminate any related control agreements and financing statements, in each case to the extent within MCI’s control.

13.	RESERVATION OF RIGHTS

13.1.	MCI hereby expressly reserves all of its rights and remedies under the Loan Agreement, the other Loan Documents and applicable law. No delay or failure by MCI to exercise any right or remedy shall constitute a waiver thereof, and no waiver shall be effective unless set forth in a writing executed by MCI.

14.	MISCELLANEOUS

14.1.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any conflicts of law principles that would require the application of the laws of any other jurisdiction.

14.2.	Each Obligor hereby irrevocably and unconditionally agrees that any legal action, suit or proceeding arising out of or relating to this Agreement, the Loan Agreement, any other Loan Document or the transactions contemplated hereby or thereby may be brought in the federal courts of the United States of America located in Miami-Dade County, Florida, and, to the extent such courts do not have jurisdiction, in the state courts of the State of Florida located in Miami-Dade County, and each Obligor hereby irrevocably submits to the jurisdiction of such courts and agrees that it will not assert, by way of motion or otherwise, any claim that it is not subject to the jurisdiction of such courts, that the venue of any such proceeding is improper or that any such proceeding is brought in an inconvenient forum. Notwithstanding the foregoing, nothing herein shall limit the right of MCI to bring any action or proceeding against any Obligor or its property in any other jurisdiction.

14.3.	EACH OBLIGOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE LOAN AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND AGREES THAT ANY SUCH LITIGATION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

14.4.	This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, relating thereto; provided, however, that nothing contained herein shall be deemed to amend, modify, waive or otherwise affect any provision of the Loan Agreement or any other Loan Document, except as expressly set forth herein, and each of the Loan Documents is hereby ratified and confirmed in all respects.

14.5.	This Agreement may not be amended, modified or supplemented except by a written instrument executed by MCI. No waiver by MCI of any provision of this Agreement or any other Loan Document, or of any Event of Default, shall be effective unless in writing and signed by MCI, and no such waiver shall be deemed to be a waiver of any other or subsequent breach or default. No failure or delay by MCI in exercising any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

14.6.	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Borrower and the other Obligors may not assign or transfer any of their rights or obligations hereunder without the prior written consent of MCI, and any attempted assignment in violation of the foregoing shall be null and void. MCI may assign, transfer or participate its rights and obligations under this Agreement in accordance with the Loan Agreement without the consent of any Obligor.

14.7.	If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, to the fullest extent permitted by law.

14.8.	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by electronic transmission in portable document format (PDF), by electronic mail or by any other electronic means shall be effective as delivery of a manually executed counterpart hereof.

14.9.	The obligations of the Obligors under this Agreement shall be joint and several, and each Obligor acknowledges and agrees that MCI may proceed against any one or more Obligors without being required to proceed against any other Obligor or to exhaust any remedy against Borrower, any guarantor or any Collateral.

14.10.	Time is of the essence with respect to all obligations of Borrower and the other Obligors under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this ACKNOWLEDGMENT OF INDEBTEDNESS, FORBEARANCE AND REPAYMENT AGREEMENT as of the Effective Date first written above.

BORROWER:		PARENT GUARANTOR:

WELLGISTICS, LLC,		WELLGISTICS HEALTH, INC.
a Florida limited liability company		(formerly DANAM HEALTH, INC.), a
Delaware corporation.
By:	WELLGISTICS HEALTH, INC.
	a Delaware corporation.	By:	/s/ Prashant Patel
Its:	Sole Member	Name:	Prashant Patel
		Title:	CEO
By:	/s/ Prashant Patel
Name:	Prashant Patel	MANAGEMENT GUARANTOR:
Title:	CEO
		By:	/s/ Prashant Patel
MCI:		Name:	Prashant Patel
		Title:	CEO
MARCO CAPITAL, INC.,
a Delaware corporation		MANAGEMENT GUARANTOR:

By:	/s/ Peter D. Spradling	By:	/s/ Eric Sherb
Name:	Peter D. Spradling	Name:	Eric Sherb
Title:	CEO	Title:	CFO